Exhibit 10.22.2

Key [*] = CONFIDENTIAL INFORMATION

ENGAGE

Fax No. (206) 624-7215

February 28, 2003

Cascade Natural Gas Corporation
222 Fairview Avenue North
Seattle, Washington 98109

Attention:	Pattie Grable

Re:                              Confirmation of [*] as it relates to Revised Gas Transaction Confirmation, Engage Energy Canada, LP contract #1872 dated November 1, 2001

Dear Pattie:

Cascade Natural Gas Corporation (“Cascade”) has a  fixed price contract with Engage Energy Canada, L.P. (“Engage”),Revised Gas Transaction Confirmation, Engage Contract #1872, dated November 20, 2001, (“GTC #1872”), that fixes the priced on the total volume 27,037 MMBtu per day, of the Kingsgate Gas Sales Agreement, for the term November 1, 2002 through October 31, 2004. Duke Energy Trading and Marketing LLC (“DETM”), is acting as agent for Engage as a result of Duke Energy Corporation’s acquistion of Westcoast Energy, Inc., the former parent company of Engage.

This letter confirms our conversation at approximately 12:30 PM (MST) today, in which you authorized me, based on the pricing data I had faxed to you earlier (also attached), to [*] of Cascade’s fixed price position (2,433 MMBtus per day). This resulted in a new fixed price for the total of 27,037 MMBtu per day as follows.

For the period, November 1, 2003 through March 31, 2004 = US $ [*]per MMBtu:

I want to to reiterate that the load factor for the November 2003 through October 2004 term of the Kingsgate Agreement are [*] and will be [*]. If the load factor for the winter are [*] , then Cascade will not only pay the new fixed price detailed above, [*], but would also pay [*]. For example, if the re-negotiated load factor for next winter Is 95%, then Cascade would pay [*] or [*] of its daily Contract Quality in addition to paying the [*] per MMBtu per day on 27,037MMBtu.

I appreciate the opportunity to continue to provide Cascade natural gas services. Please do not hesitate to call if you have any questions or require further information.

Very truly yours,

DUKE ENERGY TRADING AND MARKETING SERVICES, L.L.C.

T. Ken Cheeseman Jr.

Lead Marketor

Cc: Keith Barnhart